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TAX SHARING AGREEMENT

by and among

HELMERICH & PAYNE, INC.

AND ITS AFFILIATES,

and

HELMERICH & PAYNE
EXPLORATION AND PRODUCTION CO.

AND ITS AFFILIATES,

Dated

February 23, 2002

Section 9.	Miscellaneous Provisions	D-21
9.01.	Effectiveness	D-21
9.02.	Cooperation and Exchange of Information	D-21
9.03.	Dispute Resolution	D-22
9.04	Notices	D-22
9.05	Changes in Law	D-23
9.06	Confidentiality	D-23
9.07.	Successors	D-23
9.08.	Affiliates	D-23
9.09.	Authorization, Etc	D-24
9.10.	Entire Agreement	D-24
9.11.	Applicable Laws; Jurisdiction	D-24
9.12.	Counterparts	D-25
9.13.	Severability	D-25
9.14.	No Third Party Beneficiaries	D-25
9.15.	Waivers, Etc	D-25
9.16.	Setoff	D-25
9.17.	Other Remedies	D-25
9.18.	Amendment and Modification	D-25
9.19.	Waiver of Jury Trial	D-25

TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") dated as of February 23, 2002, by and among Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), each HP Co. Affiliate (as defined below), Helmerich & Payne Exploration and Production Co., a Delaware corporation and currently a direct, wholly-owned subsidiary of HP Co. ("Spinco"), and each Spinco Affiliate (as defined below) is entered into in connection with the Distribution (as defined below).

RECITALS

        WHEREAS, as of the date hereof, HP Co. and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which HP Co. is the common parent;

        WHEREAS, Spinco and Key Production Company, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, providing for the merger of Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Spinco, with and into the Company (the "Merger");

        WHEREAS, it is a condition to the consummation of the Merger that HP Co. effect the Distribution (as defined below) and certain related transactions pursuant to the Distribution Agreement (as defined below);

        WHEREAS, as set forth in the Distribution Agreement by and between HP Co. and Spinco, dated as of the date hereof (the "Distribution Agreement"), and subject to the terms and conditions thereof, HP Co. will transfer or caused to be transferred to Spinco or a Spinco Subsidiary (as defined in the Merger Agreement) all of the Spinco Assets (as defined below), and Spinco will assume all of the Spinco liabilities (as defined below), as contemplated by the Distribution Agreement (the "Contribution");

        WHEREAS, as set forth in the Distribution Agreement, and subject to the terms and conditions thereof, HP Co. intends to distribute all of the issued and outstanding shares of Spinco common stock to the HP Co. shareholders on a pro rata basis with respect to its outstanding shares of HP Co. common stock (the "Distribution");

        WHEREAS, the Contribution and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code (as defined below);

        WHEREAS, the Merger is intended to qualify as a tax-free reorganization under section 368(a) of the Code (as defined below); and

        WHEREAS, in contemplation of the Distribution pursuant to which Spinco (and its direct and indirect domestic subsidiaries) will cease to be members of the HP Co. Group (as defined below) the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto (each on behalf of itself, each of its subsidiaries as of the Contribution, and its future subsidiaries) hereby agree as follows:

Section 1.    Definitions.

        As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

        "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a Consolidated Return.

        "After Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

        "Agreement" has the meaning set forth in the preamble hereto.

        "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

        "Base Calculation"    has the meaning set forth in Section 4.05(e).

        "Carryback Period" has the meaning set forth in Section 4.03.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Return" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Spinco or one or more Spinco Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with HP Co. or one or more HP Co. Affiliates.

        "Company" has the meaning set forth in the preamble hereto.

        "Company Affiliate" means any corporation or other entity directly or indirectly controlled by the Company at the time in question where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

        "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Spinco or one or more Spinco Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with HP Co. or one or more HP Co. Affiliates.

        "Contribution" has the meaning set forth in the recitals to this Agreement.

        "Contribution Date" means the date on which the Contribution begins under the Distribution Agreement, as provided by HP Co. to Spinco in writing.

        "Distribution" has the meaning set forth in the recitals to this Agreement.

        "Distribution Agreement" has the meaning set forth in the recitals to this Agreement.

        "Distribution Date" means the close of business on the date which the Distribution is effected.

        "Distribution Taxes" means any Taxes imposed on, or increase in Taxes incurred by, HP Co. or any HP Co. Affiliate, and any Taxes of an HP Co. shareholder that are required to be paid or reimbursed by HP Co. or any HP Co. Affiliate pursuant to a legal determination, provided that HP Co. shall have vigorously defended itself in any legal proceeding involving Taxes of an HP Co. shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under sections 355 and section 368(a)(1)(D) of the Code (including, without limitation, any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

        "Estimated Tax Installment Date" means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

        "Filing Party" has the meaning set forth in Section 8.01.

        "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

        "HP Co." has the meaning set forth in the preamble hereto.

        "HP Co. Affiliate" means any corporation or other entity directly or indirectly "controlled" by HP Co. where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Spinco or any Spinco Affiliate.

        "HP Co. Business"    means all of the businesses and operations conducted by HP Co. and the HP Co. Subsidiaries (as defined in the Merger Agreement), excluding the Spinco Business, as defined below, at any time, whether prior to, or after the Distribution Date.

        "HP Co. Employee" means an employee of HP Co. or any HP Co. Affiliate immediately after the Distribution.

        "HP Co. Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which HP Co. is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Spinco Group.

        "Income Tax" shall mean any federal, state, local or foreign Tax determined by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term "Income Tax" includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

        "Independent Accountant" has the meaning set forth in Section 2.04(b).

        "Independent Firm" has the meaning set forth in Section 9.03.

        "Initial Ruling" means any private letter ruling issued by the IRS in connection with the Distribution in response to HP Co.'s request for such a letter ruling filed on or before March 15, 2002.

        "Interim Period" means a taxable period beginning on or after the Contribution Date but before the Distribution Date.

        "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

        "Joint Responsibility Item" means any Tax Item for which the non-Filing Party's responsibility under this Agreement could exceed 500,000 dollars, but not a Sole Responsibility Item.

        "Merger" has the meaning set forth in the recitals to this Agreement.

        "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

        "Non-Income Tax Return" means any Tax Return relating to any Tax other than an Income Tax.

        "Owed Party" has the meaning set forth in Section 7.05.

        "Owing Party" has the meaning set forth in Section 7.05.

        "Payment Period" has the meaning set forth in Section 7.05(e).

        "Post-Distribution Period"    means a taxable period beginning after the Distribution Date.

        "Pre-Contribution Period" means any taxable period beginning before the Contribution Date.

        "Pre-Distribution Period" means any Pre-Contribution Period and/or Interim Period.

        "Ruling Documents" means (1) the request for a private letter ruling under section 355 and various other sections of the Code, filed with the IRS on or before March 15, 2002, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of HP Co., its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to HP Co. (or any HP Co. Affiliate) in connection with the Distribution and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

        "Sole Responsibility Item" means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

        "Spinco" has the meaning set forth in the preamble hereto.

        "Spinco Affiliate" means any corporation or other entity directly or indirectly "controlled" by Spinco at the time in question, where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity and after the Merger shall include the Company.

        "Spinco Business" means the business conducted by HP Co. and its Subsidiaries engaged in oil and gas exploration, production, marketing and sale operations, including what is referred to in HP Co.'s Form 10K for the fiscal year ended September 30, 2001 as the E&P Division of HP Co., but excluding, for avoidance of doubt, the contract drilling business and all other businesses conducted by HP Co. and its Subsidiaries.

        "Spinco Business Records" has the meaning set forth in Section 9.02(b).

        "Spinco Employee" means an employee of Spinco or any Spinco Affiliate immediately after the Distribution.

        "Spinco Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Spinco will be the common parent corporation immediately after the Distribution or Merger, as the case may be, and including any corporation or other entity which may become a member of such group from time to time.

        "Spinco Separate Tax Liability" means an amount equal to the Tax liability that Spinco and each Spinco Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the HP Co. Group, for the relevant Tax period, and such amount shall be computed by HP Co. in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any.

        "Supplemental Ruling" means (1) any ruling issued by the IRS in connection with the Distribution other than a ruling in response to HP Co.'s request for a private letter ruling filed on or before March 15, 2002, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

        "Supplemental Ruling Documents" means (1) the request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to HP Co. and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

        "Taxes" means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

        "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

        "Tax Benefit" means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Detriment" means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Item" means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2.    Preparation and Filing of Tax Returns.

        2.01.    HP Co.'s Responsibility.    Subject to the other applicable provisions of this Agreement, HP Co. shall have sole and exclusive responsibility for the preparation and filing of:

          (a)  all Tax Returns with respect to HP Co., any HP Co. Affiliate, Spinco, and/or any Spinco Affiliate for Pre-Contribution Periods and all Consolidated Returns and all Combined Returns for any Interim Periods (excluding any Tax Returns with respect to the Company or any Company Affiliate);

          (b)  all Tax Returns with respect to HP Co. and any HP Co. Affiliate for Post-Distribution Periods;

          (c)  all Non-Income Tax Returns required to be filed with respect to the Spinco Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) prior to the Contribution Date; and

          (d)  all Non-Income Tax Returns required to be filed with respect to the HP Co. Business or any part thereof.

        2.02    Spinco's Responsibility.    Spinco shall have sole and exclusive responsibility for the preparation and filing of:

          (a)  all Tax Returns (other than Consolidated Returns and Combined Returns) for Spinco and any Spinco Affiliate for any Interim Periods;

          (b)  all Tax Returns with respect to Spinco and any Spinco Affiliate for Post Distribution Periods;

          (c)  all Non-Income Tax Returns required to be filed with respect to Spinco, the Spinco Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) after the Contribution Date; and

          (d)  all Tax Returns and Non-Income Tax Returns required to be filed with respect to the Company or any Company Affiliate or any business conducted by the Company or any Company Affiliate.

        2.03    Agent.    Subject to the other applicable provisions of this Agreement, Spinco hereby irrevocably designates, and agrees to cause each Spinco Affiliate to so designate, HP Co. as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as HP Co., in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

        2.04.    Manner of Tax Return Preparation.

          (a)  Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Ruling Documents, and (3) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

          (b)  HP Co. shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement that does not report a Spinco Separate Tax Liability to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns. In the case of any Tax Return due (with applicable extensions) 45 days or more after the Distribution Date including or reporting a Spinco Separate Tax Liability, and any Tax Return due at any time after the Distribution Date that reports a Spinco Separate Tax Liability in excess of $250,000, HP Co. shall provide to Spinco a pro forma draft of the portion of such Tax Return that reflects the Spinco Separate Tax Liability and a statement showing in reasonable detail HP Co.'s calculation of the Spinco Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least 30 days prior to the due date (with extensions) for the filing of such Tax Return for Spinco review and comment. Spinco shall provide its comments to HP Co. at least 15 days prior to the due date (with extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return, which the parties cannot resolve, HP Co. and Spinco shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by HP Co. and Spinco (the "Independent Accountant") to determine whether the proposed reporting of HP Co. or Spinco is more appropriate. If HP Co. and Spinco are unable to agree, the Independent Accountant shall be Ernst & Young LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on HP Co. and Spinco. If Spinco has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with extension) for the filing of any Tax Return, HP Co. shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to Spinco; provided, however, HP Co. agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax item as agreed upon by HP Co. and Spinco. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by HP Co. and Spinco, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item or Items submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Accountant shall be borne by such party.

Section 3.    Liability for Taxes.

        3.01    Spinco's Liability for Taxes.    Spinco and each Spinco Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Spinco or the Spinco Business with respect to such Taxes:

          (a)  all Taxes incurred with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the Spinco Separate Tax Liability, or (ii) the Spinco Business for any taxable period;

          (b)  all Taxes incurred with respect to Tax Returns described in Section 2.01(c) of this Agreement;

          (c)  all Taxes incurred with respect to Tax Returns described in Section 2.02 of this Agreement; and

          (d)  all Taxes imposed by any Taxing Authority with respect to the Spinco Business, Spinco or any Spinco Affiliate (including the Company) (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any taxable period;

        3.02    HP Co.'s Liability for Taxes.    HP Co. shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by HP Co. with respect to such Taxes:

          (a)  except as provided in Section 3.01(a), all Taxes incurred with respect to Tax Returns described in Section 2.01(a);

          (b)  all Taxes incurred with respect to Tax Returns described in Section 2.01(b) of this Agreement;

          (c)  all Taxes incurred with respect to Tax Returns described in Section 2.01(d) of this Agreement; and

          (d)  all Taxes imposed by any Taxing Authority with respect to the HP Co. Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d)) for any taxable period.

        3.03    Taxes, Refunds and Credits.    Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) HP Co. shall be liable for all Taxes incurred by any person with respect to the HP Co. Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) Spinco and each Spinco Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the Spinco Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by HP Co. (or any HP Co. Affiliate) to Spinco (or any Spinco Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Spinco, any Spinco Affiliate, or the Spinco Business, that are shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01.

        3.04    Payment of Tax Liability.    If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for preparing and filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

        3.05    Computation.    HP Co. shall provide Spinco with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Spinco Separate Tax Liability or estimated Spinco Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the Spinco Business. Spinco shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement, provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Spinco Separate Tax Liability or estimated Spinco Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4.    Distribution Taxes and Deconsolidation.

        4.01.    Distribution Taxes.

          (a)    HP Co.'s Liability for Distribution Taxes.    Notwithstanding Sections 3.01 through 3.03 of this Agreement, HP Co. and each HP Co. Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

              (i)  any action or omission by HP Co. (or any HP Co. Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to the IRS in connection with the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling shall not relieve HP Co. (or any HP Co. Affiliate) of liability under this Agreement);

            (ii)  any action or omission by HP Co. (or any HP Co. Affiliate), including, without limitation, a cessation, transfer to Affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by HP Co. (or any HP Co. Affiliate) following the Distribution;

            (iii)  any acquisition of any stock or assets of HP Co. (or any HP Co. Affiliate) by one or more other persons (other than Spinco or a Spinco Affiliate or the Company or a Company Affiliate) prior to or following the Distribution; or

            (iv)  any issuance of stock by HP Co. (or any HP Co. Affiliate), or change in ownership of stock in HP Co. (or any HP Co. Affiliate).

    For the avoidance of doubt, if any issuance or acquisition of stock or assets of HP Co. (or any HP Co. Affiliate) results in one or more persons owning a 50% or greater interest in HP Co. (or any HP Co. Affiliate (whether standing alone or when coupled with one or more other transactions within the meaning of section 355(e) of the Code), 100% of the amount of any Distribution Taxes resulting therefrom shall be attributable to HP Co.

          (b)    Spinco's Liability for Distribution Taxes.    Notwithstanding Sections 3.01 through 3.03 of this Agreement, Spinco and each Spinco Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

              (i)  any action or omission by Spinco (or any Spinco Affiliate) after the Distribution and any action or omission by the Company (or any Company Affiliate) at any time, that is inconsistent with any material or information relating to facts or matters related to Spinco (or any Spinco Affiliate) or the Spinco Business, that has been provided to or by Spinco, and any covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial

    Ruling, or Supplemental Ruling; provided, however, that neither Spinco (or any Spinco Affiliate) nor the Company (or any Company Affiliate) shall be liable for any action or omission that is inconsistent with any such covenant or representation that has not been disclosed to Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) as a result of Section 4.02(b) or in breach of Section 4.02(b) by HP Co. (or any HP Co. Affiliate) (for the avoidance of doubt, disclosure by Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) to HP Co. (or any HP Co. Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to the IRS in connection with the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling shall not relieve Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) of liability under this Agreement);

            (ii)  any action or omission, other than any action or omission relating to any material, information, covenant or representation which is addressed in Section 4.01(b)(i) above, by Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) that includes, or is otherwise related to, any act or omission by the Company (or any Company Affiliate) occurring on or prior to the date of the Distribution) including without limitation, a cessation, transfer to affiliates or disposition of the active trades or businesses of Spinco (or any Spinco Affiliate), stock buyback or payment of an extraordinary dividend;

            (iii)  any acquisition of any stock or assets of Spinco (or any Spinco Affiliate) by one or more other persons (other than HP Co. or any HP Co. Affiliate) following the Distribution; or

            (iv)  any issuance of stock by Spinco (or any Spinco Affiliate), including any Permitted Issuance, after the Distribution and any issuance of stock by the Company (or any Company Affiliate) at any time, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Spinco (or any Spinco Affiliate) after the Distribution.

    For the avoidance of doubt, if any issuance or acquisition of stock or assets of Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) results in one or more persons owning a 50% or greater interest in Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) (whether standing alone or when coupled with one or more other transactions within the meaning of section 355(e) of the Code), 100% of the amount of any Distribution Taxes resulting therefrom shall be attributable to Spinco.

          (c)    Joint Liability for Remaining Distribution Taxes.    HP Co. shall be liable for 65.25% and Spinco and each Spinco Affiliate shall be jointly and severally liable for 34.75% of any Distribution Taxes not otherwise allocated by Sections 4.01(a) or (b).

        4.02.    Private Letter Rulings.

          (a)  Each of HP Co. and Spinco represents that, as of the date of this Agreement, it and its Affiliates know of no fact that may cause the Tax treatment of the Distribution to be other than that contemplated in the Initial Ruling. Each of HP Co. and Spinco represent and warrant that neither it nor any of its Affiliates has any plan or intention to take any action which is inconsistent with any factual statements or representations in the Initial Ruling.

          (b)    Information.    HP Co. has provided Spinco with accurate and complete copies of all Ruling Documents submitted on or prior to the date hereof and shall provide Spinco with copies of all additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Taxing Authority, provided however, that (i) HP Co. shall not be required to provide Spinco with copies of the portion of any Ruling Documents that are not related to the Spinco Business if HP Co. reasonably believes that such provision would reveal confidential information or harm HP Co, and (ii) neither Spinco nor any Spinco Affiliate will be bound by, subject to any limitation as a result of, or otherwise chargeable with knowledge of, any information that was not disclosed as a result of subparagraph (i) hereof.

          (c)    Supplemental Rulings.

            (i)    In General.    HP Co. agrees that at the reasonable request of Spinco, HP Co. shall cooperate with Spinco and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming (1) the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution or (2) compliance on the part of Spinco (or any Spinco Affiliate) with its obligations under Section 4.01(b) of this Agreement. However, HP Co. shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect HP Co. (or any HP Co. Affiliate) other than merely as a matter of inconvenience or in respect of nominal costs or overhead associated therewith. Further, in no event shall HP Co. be required to file any Supplemental Ruling Documents unless Spinco represents that (1) it has read the Supplemental Ruling Documents and (2) all information and representations, if any, relating to Spinco (or any Spinco Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Spinco shall reimburse HP Co. for all costs and expenses incurred by HP Co. in obtaining a Supplemental Ruling requested by Spinco. Neither Spinco nor any Spinco Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.02(c). The preceding sentence shall not in any way limit the ability of any outside counsel to Spinco to request informal guidance from the IRS regarding such issues on an anonymous basis.

            (ii)    Participation Rights.    If HP Co. requests a Supplemental Ruling or other guidance after the date of this Agreement: (1) HP Co. shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by HP Co. in connection therewith; (2) HP Co. shall (A) reasonably in advance of the submission of any such Supplemental Ruling Documents provide Spinco with a draft copy thereof, (B) consult in good faith with and reasonably consider Spinco's comments on such draft copy, and (C) provide Spinco with a final copy and, (D) provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling.

        4.03    Carrybacks.

          (a)    In General.    HP Co. agrees to pay to Spinco the United States federal income Tax Benefit from the use in any Pre-Contribution Period or Interim Period (the "Carryback Period") of a carryback of any Tax Asset of the Spinco Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by HP Co. or any HP Co. Affiliate). If subsequent to the payment by HP Co. to Spinco of the United States federal income Tax Benefit of a carryback of a Tax Asset of the Spinco Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal income Tax Benefit, Spinco shall repay to HP Co., or HP Co. shall repay to Spinco, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.03(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.03(a) shall require HP Co. to file an amended Tax Return or claim for refund of United States federal Income Taxes;

  provided, however, that HP Co. shall use its reasonable best efforts to use any carryback of a Tax Asset of the Spinco Group that is carried back under this Section 4.03(a).

          (b)    Net Operating Losses.    Notwithstanding any other provision of this Agreement, Spinco hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses to any Pre-Distribution Periods or Interim Periods of HP Co. (in which event no payment shall be due from HP Co. to Spinco in respect of such net operating losses).

        4.04    Allocation of Tax Items.    All Tax computations for (1) any Interim Periods ending on the Distribution Date and (2) the immediately following taxable period of Spinco or any Spinco Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by HP Co., taking into account all reasonable suggestions made by Spinco with respect thereto.

        4.05    Continuing Covenants.

          (a)    In General.    Each of HP Co. (for itself and each HP Co. Affiliate) and Spinco (for itself and each Spinco Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

          (b)    Spinco Restrictions.    Spinco agrees that it will not take or fail to take, or permit any Spinco Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Spinco (or any Spinco Affiliate) or within the control of Spinco and is contained in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling or Supplemental Ruling (except where such material, information, covenant or representation was not previously disclosed to Spinco). For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Spinco agrees that it will not take (and it will cause the Spinco Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of (i) the Contribution as a tax-free reorganization under section 368(a)(1)(D) of the Code, (ii) the Distribution as tax free under sections 355 and 368(a)(1)(D) of the Code and (iii) the Merger as a tax-free reorganization under section 368(a) of the Code.

          (c)    HP Co. Restrictions.    HP Co. agrees that it will not take or fail to take, or permit any HP Co. Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling or Supplemental Ruling, other than as permitted by this Section 4. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. HP Co. agrees that it will not take (and it will cause the HP Co. Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of (i) the Contribution as a tax-free reorganization under section 368(a)(1)(D) of the Code, (ii) the Distribution as tax free under sections 355 and 368(a)(1)(D) of the Code and (iii) the Merger as a tax-free reorganization under section 368(a) of the Code.

          (d)    Certain Spinco Actions Following the Distribution.    Spinco agrees that, during the two (2) year period following the Distribution, prior to entering into any agreement (or understanding, arrangement or negotiations) to (1) sell all or substantially all of the assets of Spinco or any Spinco Affiliate, (2) merge Spinco, or any Spinco Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Spinco in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with Spinco and which is wholly-owned, directly or indirectly, by Spinco) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of Spinco or any Spinco Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(g)(3)(ii)), or (5) facilitate or otherwise participate in any acquisition of stock in Spinco by any shareholder owning 5% or more of the outstanding stock of Spinco, unless in any such case HP Co. and Spinco agree otherwise, Spinco shall request that HP Co. obtain a Supplemental Ruling in accordance with Section 4.02(c) of this Agreement to the effect that such transaction will not adversely affect the treatment of the Distribution under section 355 of the Code or result in the imposition of Distribution Taxes. Spinco (or any Spinco Affiliate) shall only undertake any of such actions after HP Co.'s receipt of such a Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Ruling, or as otherwise consented to in writing in advance by HP Co. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.05(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

          (e)    Permitted Issuances.    Notwithstanding Section 4.05(d)(4), Spinco shall be permitted to enter into an agreement to issue shares of its capital stock (a "Permitted Issuance"); provided however, that (i) prior to a Permitted Issuance, Spinco obtains an opinion of a nationally recognized tax counsel reasonably acceptable to HP Co. that such Permitted Issuance will not adversely affect the qualification of the Distribution for nonrecognition treatment under sections 368 and 355 of the Code or result in the imposition of Distribution Taxes (which opinion shall be delivered to HP Co no later than ten (10) days following the entering into of any such agreement), and (ii) following such Permitted Issuances no person or persons will have acquired a 46% or greater interest (by vote and value) in the stock of Spinco or any Spinco Affiliate. For purposes of determining the amount of stock of Spinco or any Spinco Affiliate that will have been acquired by any person or persons following any Permitted Issuance, the amount of stock of Spinco or any Spinco Affiliate that is considered to have been acquired by one or more persons shall be calculated as follows: (i) the amount of stock in Spinco that is considered to have been acquired immediately following the Merger shall be agreed to by HP Co, Spinco and the Company and shall be set forth in a side letter to be executed no later than 60 days following the merger (the "Base Calculation"), and (ii) the Base Calculation shall be increased, on a cumulative basis, by all issuances (whether or not such issuances are Permitted Issuances) and acquisitions of stock of Spinco or any Spinco Affiliate from the date immediately following the Merger to the date immediately following the Permitted Issuance at issue. Notwithstanding the previous sentence, for purposes of determining the amount of stock of Spinco or any Spinco Affiliate that will have been acquired following any Permitted Issuance, any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(g)(3)(ii) or any successor regulations thereto issued under section 355(e) of the Code shall be disregarded.

          (f)    Notice of Specified Transactions.    Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later that five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (d), Spinco shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to HP Co.

        4.06    Allocation of Tax Assets.

          (a)    In General.    In connection with the Distribution, HP Co. and Spinco shall cooperate in determining the allocation of any Tax Assets among HP Co., each HP Co. Affiliate, Spinco, and each Spinco Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

          (b)    Earnings and Profits.    HP Co. will advise Spinco in writing of the decrease in HP Co. earnings and profits attributable to the Distribution under section 312(h) of the Code on or before the first anniversary of the Distribution; provided, however, that HP Co. shall provide Spinco with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Spinco.

Section 5.    Tax Reporting

        5.01.    Employee Wages.    At HP Co.'s Request, Spinco shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of HP Co. with respect to any employee of the Spinco Business that Spinco employs during the calendar year which includes the Distribution Date consistent with the procedures set forth in Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399.

Section 6.    Indemnification

        6.01.    Generally.    The HP Co. Group shall jointly and severally indemnify Spinco, each Spinco Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which HP Co. or any HP Co. Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of HP Co., any HP Co. Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Spinco and each member of the Spinco Group shall jointly and severally indemnify HP Co., each HP Co. Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Spinco or any Spinco Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Spinco, any Spinco Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

        6.02.    Inaccurate or Incomplete Information.    The HP Co. Group shall jointly and severally indemnify Spinco, each Spinco Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of HP Co. or any HP Co. Affiliate in supplying Spinco or any Spinco Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. The Spinco Group shall jointly and severally indemnify HP Co., each HP Co. Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Spinco or any Spinco Affiliate in supplying HP Co.

or any HP Co. Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

        6.03.    No Indemnification for Tax Items.    Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of HP Co., any HP Co. Affiliate, Spinco or any Spinco Affiliate. In addition, for the avoidance of doubt, nothing in this Agreement shall be construed to require compensation by either party hereto in respect of any financial accounting deferred tax assets or liabilities or other financial accounting items.

Section 7.    Payments.

        7.01.    Estimated Tax Payments.    Not later than ten (10) business days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return including Spinco will be filed, Spinco shall pay to HP Co. on behalf of the Spinco Group an amount equal to the amount of any estimated Spinco Separate Tax Liability that Spinco otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

        7.02.    True-Up Payments.    Not later than ten (10) business days after completion of a Tax Return, Spinco shall pay to HP Co., or HP Co. shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between the Spinco Separate Tax Liability and the aggregate amount paid by Spinco with respect to such period under Section 7.01 of this Agreement.

        7.03.    Redetermination Amounts.    In the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Spinco Separate Tax Liability, HP Co. shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Spinco shall pay to HP Co., or HP Co. shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between the Spinco Separate Tax liability reflected on such revised pro forma Tax Return and the Spinco Separate Tax liability for such period as originally computed pursuant to this Agreement.

        7.04.    Payments of Refunds and Credits.    If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement.

        7.05.    Payments Under This Agreement.    In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

          (a)    In General.    All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

          (b)    Treatment of Payments.    Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 7.05(e) of this Agreement and payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

          (c)    Prompt Performance.    All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

          (d)    After Tax Amounts.    If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

          (e)    Interest.    Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus five percent (5%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 8.    Tax Proceedings.

        8.01.    In General.    Except as otherwise provided in this Agreement, the party responsible for preparing and filing a Tax Return pursuant to Section 2 of this Agreement (the "Filing Party") shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

        8.02.    Participation of non-Filing Party.    The non-Filing Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. The Filing Party and the non-Filing Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. The Filing Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Filing Party by at least 250,000 dollars without obtaining such non-Filing Party's consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party.

        8.03.    Notice.    Within ten (10) days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.15 to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

        8.04.    Control of Distribution Tax Proceedings.    HP Co. shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided however, that HP Co. shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority in exchange for a settlement on an issue or issues unrelated to such Distribution Taxes that would reasonably be expected to result in a material Tax cost to Spinco or any Spinco Affiliate, without the prior consent of Spinco, which consent shall not be unreasonably withheld. HP Co.'s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided however, to the extent that Spinco is obligated to bear at least 50% of the liability for any Distribution Taxes under Section 4.01(b), HP Co. and Spinco shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. Spinco may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) that might arise in such Audit and can demonstrate to the reasonable satisfaction of HP Co. that it can satisfy its liability for any such Distribution Taxes. If Spinco is unable to demonstrate to the reasonable satisfaction of HP Co. that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b), Spinco and HP Co. shall have joint control over the Audit.

Section 9    Miscellaneous Provisions.

        9.01.    Effectiveness.    This Agreement shall become effective upon execution by the parties hereto.

        9.02.    Cooperation and Exchange of Information.

          (a)    Cooperation.    Spinco and HP Co. shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include, without limitation:

              (i)  the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

            (ii)  the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the HP Co. Group or the Spinco Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

            (iii)  the use of the party's reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

          (b)    Retention of Records.    Any party that is in possession of documentation of HP Co. (or any HP Co. Affiliate) or Spinco (or any Spinco Affiliate) relating to the Spinco Business, including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (the "Spinco Business Records") shall retain such Spinco Business Records for a period of five (5) years following the Distribution Date. Thereafter, any party wishing to dispose of Spinco Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

        9.03.    Dispute Resolution.    In the event that HP Co. and Spinco disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, HP Co. and Spinco shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, HP Co. and Spinco shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by HP Co. and Spinco, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

        9.04.    Notices.    All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to HP Co. or any HP Co. Affiliate, to the Director of Corporate Tax of HP Co., with a copy to the General Counsel of HP Co., at:

      Helmerich & Payne, Inc.
      1579 East 21st Street
      Tulsa, Oklahoma 74114
      Attention: Steven R. Mackey, Vice President and General Counsel

    with a copy (which shall not constitute effective notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      1440 New York Avenue, N.W.
      Washington, D.C. 20005-2111
      Attention: Cliff Gross

          If to Spinco or any Spinco Affiliate, to the Chief Financial Officer of Spinco, with a copy to the General Counsel of Spinco, at:

      Helmerich & Payne Exploration and Production Co.
      c/o Key Production Company, Inc.
      707 Seventeenth Street
      Suite 3300
      Denver, Colorado 80202
      Attention: Barbara Schaller, General Counsel

    with a copy (which shall not constitute effective notice) to:

      Shearman & Sterling
      Broadgate West
      9 Appold Street
      London EC2A 2AP
      England United Kingdom
      Attention: Bernie Pistillo, Jr

Either party may, be written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

        9.05.    Changes in Law.

          (a)  Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          (b)  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

        9.06.    Confidentiality.    Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

        9.07.    Successors.    This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

        9.08.    Affiliates.    HP Co. shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any HP Co. Affiliate, and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Spinco Affiliate; provided, however, that (1) if it is contemplated that a Spinco Affiliate may cease to be a Spinco Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Spinco Group to the shareholders of Spinco then (a) Spinco shall request in writing no later than thirty (30) days prior to such cessation that HP Co. execute a release of such Spinco Affiliate from its obligations under this Agreement effective as of such transfer provided that Spinco shall have confirmed in writing its obligations and the obligations of its remaining Spinco Affiliates with respect to their own obligations and those of the departing Spinco Affiliate and that such departing Spinco Affiliate shall have executed a release of any rights it may have against HP Co. or any HP Co. Affiliate by reason of this Agreement, or (b) Spinco shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear 100 percent of the liability for the obligations of Spinco and each Spinco Affiliate (including the departing Spinco Affiliate) under this Agreement and (2) if it is contemplated that a HP Co. Affiliate may cease to be a HP Co. Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the HP Co. Group to the shareholders of HP Co. then (a) HP Co. shall request in writing no later than thirty (30) days prior to such cessation that Spinco execute a release of such HP Co. Affiliate from its obligations under this Agreement effective as of such transfer provided that HP Co. shall have confirmed in writing its obligations and the obligations of its remaining HP Co. Affiliates with respect to their own obligations and the obligations of the departing HP Co. Affiliate and that such departing HP Co. Affiliate shall have executed a release of any rights it may have against Spinco or any Spinco Affiliate by reason of this Agreement, or (b) HP Co. shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear 100 percent of the liability for the obligations of HP Co. and each HP Co. Affiliate (including the departing HP Co. Affiliate) under this Agreement.

        9.09.    Authorization, Etc.    Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

        9.10.    Entire Agreement.    This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between HP Co. (or any HP Co. Affiliate) and Spinco (or any Spinco Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

        9.11.    Applicable Law; Jurisdiction.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

        9.12.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        9.13.    Severability.    If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

        9.14.    No Third Party Beneficiaries.    This Agreement is solely for the benefit of HP Co., the HP Co. Affiliates, Spinco and the Spinco Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

        9.15.    Waivers, Etc.    No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        9.16.    Setoff.    All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

        9.17.    Other Remedies.    Spinco recognizes that any failure by it or any Spinco Affiliate to comply with its obligations under Section 4 of this Agreement would result in Distribution Taxes that would cause irreparable harm to HP Co., HP Affiliates, and their stockholders. Accordingly, HP Co. shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which HP Co. is entitled at law or in equity.

        9.18    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, and with the written consent of the Company.

        9.19    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

HELMERICH & PAYNE, INC. on behalf of itself and the HP Co. Affiliates

By	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO. on behalf of itself and the Spinco Affiliates

By	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President

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ANNEX D TABLE OF CONTENTS
  Section 1. Definitions.
  Section 2. Preparation and Filing of Tax Returns.
  Section 3. Liability for Taxes.
  Section 4. Distribution Taxes and Deconsolidation.
  Section 5. Tax Reporting
  Section 6. Indemnification
  Section 7. Payments.
  Section 8. Tax Proceedings.
  Section 9 Miscellaneous Provisions.